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                                                                    EXHIBIT 99.1

[LOGO OF WEEKS APPEARS HERE]

CONTACT: David P. Stockert, Senior Vice President and Chief Financial Officer, 770-717-3204 Susan C. Walker, Vice President, Investor Relations, 770-717-3260

WEEKS CORPORATION (WKS) COMPLETES $100 MILLION SEVEN-YEAR NOTE OFFERING

Atlanta, Georgia (March 18, 1998)--Weeks Corporation (NYSE:WKS) today announced the sale of $100 million of seven-year unsecured notes. The 6.875% notes, due March 15, 2005, were priced to yield 6.942%. The Company expects the notes to be rated BBB by Standard & Poor's, Baa2 by Moody's and BBB by Duff & Phelps. Proceeds from the offering will be used to repay borrowings under the Company's unsecured line of credit. In anticipation of the offering, and in connection with funding decisions made regarding its acquisition and development activities, the Company had entered into a treasury rate guarantee hedge transaction in September 1997. The effect of this hedge is to increase the effective interest rate on the notes to approximately 7.6%.

The managing underwriters for the offering were Goldman, Sachs & Co. and Morgan Stanley Dean Witter. The notes were offered pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, and application has been made to list the notes on the New York Stock Exchange. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

OVERVIEW OF WEEKS CORPORATION

Weeks Corporation is a self-administered real estate investment trust that owns, develops and acquires primarily industrial and suburban office buildings and business parks in metropolitan Atlanta, Georgia; Nashville, Tennessee; the Research Triangle area of North Carolina; Jacksonville, Miami/Fort Lauderdale, Orlando and Tampa, Florida; and Spartanburg, South Carolina. Weeks Corporation provides leasing, management, development, construction, landscaping and other tenant-related services for its own properties and for properties owned by others.

To see recent news releases, EDGAR filings, and stock quotes, find Weeks Corporation on the internet at http://www.businesswire.com/cnn/wks.htm

Send e-mail correspondence to investorelations@weekscorp.com